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                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1671 DATED 7 DECEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $80,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2007,
   CURRENTLY TOTALING A$4,300,902,000 (A$1,455,276,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1. (i)   Issuer:                                       Queensland Treasury Corporation

   (ii)  Guarantor:                                    The Treasurer on behalf of the Government of Queensland

2. Benchmark line:                                     2007
                                                       (to be consolidated and form a single series with QTC 8% Global A$ Bonds due
                                                       14 September, 2007 , ISIN US748305BA60)

3. Specific Currency or Currencies:                    AUD ("A$")

4. (i)   Issue price:                                  103.219%

   (ii)  Dealers' fees and commissions paid by         No fee or commission is payable in respect of the issue of the bond(s)
         Issuer:                                       described in this Pricing Supplement. Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore
                                                       Fixed Interest Distribution Group Operational Guidelines.
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5.  Specified Denominations:                           A$1,000

6.  (i)   Issue Date:                                  11 December 2006

    (ii)  Record Date (date on and from which          6 March/6 September. Security will be ex-interest on and from 7 March/7
          security is Ex-interest):                    September

    (iii) Interest Payment Dates:                      14 March/14 September

7.  Maturity Date:                                     14 September 2007

8.  Interest Basis:                                    8 per cent Fixed Rate

9.  Redemption/Payment Basis:                          Redemption at par

10. Change of Interest Basis or                        Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:                         Senior and rank pari passu with other senior, unsecured debt obligations of
                                                       QTC

    (ii)  Status of the Guarantee:                     Senior and ranks pari passu with all its other unsecured obligations

12. Method of distribution:                            Non-syndicated

                                            PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                         8 per cent per annum payable semi-annually in arrears

    (ii)  Interest Payment Date(s):                    14 March and 14 September in each year up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):                      A$40 per A$1,000 in nominal amount

    (iv)  Determination Date(s):                       Not Applicable

    (v)   Other terms relating to the method of        None
          calculating interest for Fixed Rate Bonds:
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                                                   PROVISIONS RELATING TO REDEMPTION
14. Final Redemption Amount:                           A$1,000 per bond of A$1,000 Specified Denomination

15. Early Redemption Amount(s) payable on              Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

                                         GENERAL PROVISIONS APPLICABLE TO THE BONDS
16. Form of Bonds:                                     Permanent Global Note not exchangeable for Definitive Bonds

17. Additional Financial Centre(s) or other            Not Applicable
    special provisions relating to Payment
    Dates:

18. Talons for future Coupons or Receipts to           No
    be attached to Definitive Bonds (and dates on which such Talons mature):

19. Other terms or special conditions:                 Not Applicable

                                                          DISTRIBUTION
20. (i)   If syndicated, names and addresses of        Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                    7 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):             Not Applicable

21.       If non-syndicated, name and address of       Westpac Banking Corporation
          relevant Dealer:                             Level f4
                                                       255 Elizabeth Street
                                                       SYDNEY NSW 2000
22.       Whether TEFRA D or TEFRA C rules             TEFRA Not Applicable
          applicable or TEFRA rules not applicable:

23.       Additional selling restrictions:             Not Applicable
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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: ___________________________________
                Duly authorized

                           PART B - OTHER INFORMATION
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1.   LISTING
(i)  Listing:                                             Bourse de Luxembourg.

(ii) Admission to trading:                                Application has been made for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue
                                                          Date.
2.   RATINGS
     Ratings:                                             The bonds to be issued have been rated:

                                                          S&P:        AAA
                                                          Moody's:    Aaa

                                                          An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                                          Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                                          A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.
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3. INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

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4. REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)   Reasons for the Offer:                              See "Use of Proceeds" section in the prospectus supplement.

(ii)  Estimated net proceeds:                             Not Applicable.

(iii) Estimated total expenses:                           Not Applicable.

5. YIELD
   Indication of yield:                                   6.23%

                                                          Calculated as 7 basis points less than the yield on the equivalent A$
                                                          Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                                          The yield is calculated on the Trade Date on the basis of the Issue Price.
                                                          It is not an indication of future yield.

6.    OPERATIONAL INFORMATION
(i)   ISIN Code:                                          US748305BA60

(ii)  Common Code:                                        006524273

(iii) CUSIP Code:                                         748305BA6

(iv) Any clearing system(s) other than Depositary Trust Not Applicable Company, Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)   Delivery:                                           Delivery free of payment

(vi)  Names and addresses of additional Paying            Not Applicable
      Agent(s) (if any):
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